Bank of America 100 North Tryon Street Charlotte, NC 28255 Tel 704.386.5000

Bank of America Corporation Pricing Supplement No. 279 dated October 17, 2001 (To Prospectus dated August 5, 1999 and Prospectus Supplement dated June 5, 2001)	Filed Pursuant to Rule 424(b)(2) File Number 333-83503

Senior Medium-Term Notes, Series I

Principal Amount:	Banc of America Securities LLC Barclays Capital Morgan Stanley Dean Witter Lehman Brothers J.P. Morgan Securities Inc. Bear Stearns & Co. Inc.
Total
$1,275,000,000.00 $200,000,000.00 $100,000,000.00 $45,000,000.00 $20,000,000.00 $10,000,000.00 $1,650,000,000.00
Issue Price: Commission or Discount: Proceeds to Corporation:	100.000% 0.059% 99.941%	$1,650,000,000.00 973,500.00 $1,649,026,500.00

Co-Agents:	Banc of America Securities LLC, Barclays Capital, Morgan Stanley Dean Witter, Lehman Brothers, J.P. Morgan Securities Inc., and Bear Stearns & Co. Inc. as Principals(1)
Original Issue Date:	October 22, 2001
Stated Maturity Date:	October 22, 2004
Cusip#:	06050MBP1
Form:	Book Entry Only
Interest Rate:	Floating
Daycount Convention:	Actual/360
Base rate:	LIBOR Telerate Page 3750
Index maturity:	90 days
Spread:	+ 28.0 bps
Initial Interest Rate:	2.67%
Interest Reset Period:	Quarterly, commencing on January 22, 2002
Interest Reset Dates:	January 22nd, April 22nd , July 22nd, and October 22nd, commencing on January 22, 2002
Interest Determination Date:	Two London business days prior to the Interest Reset Date
Interest Payment Dates:	January 22nd, April 22nd, July 22nd, and October 22nd, commencing on January 22, 2002

May the Notes be redeemed by the corporation prior to maturity?	No
May the Notes be repaid prior to maturity at the option of the Holder?	No
Discount Note?	No
(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by that Agent.